UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 25, 2017 (January 21,2017)

____________________________

ChineseInvestors.com, Inc.

(Exact name of registrant as specified in its charter)

____________________________

Indiana	000-54207	35-2089868
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

227 West Valley Boulevard, Suite 208A
San Gabriel, CA	91776
(Address of principal executive offices)	(Zip Code)

(800) 808-8760

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfying the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities

The registrant conducted a private placement of 5,000,000 shares of its Series C-2016 convertible preferred stock pursuant to Rule 506(b) and Section 4(2) of the Securities Act of 1933. The registrant conducted the private placement to known investors directly without an underwriter or broker. The registrant received $5,000,000 in invested capital for the shares sold. The Company is pursuing the use of a portion of the proceeds raised to invest in Cannabidiol (CBD) retail operations and development, as well as pursuing regulatory approval of specific CBD health applications in mainland China. This pursuit will require the Company to establish a wholly owned foreign entity in order to access this market. In addition the Company is pursuing investing in early stage emerging public companies in the legal cannabis industry in Colorado and California. The registrant completed the private placement on January 21, 2017. Each Share of Series C-2016 convertible preferred stock was sold for one dollar and is convertible into three shares of Common Stock of the registrant upon request by the shareholder. The preferred stock pays a guaranteed dividend of 6% the first year after issuance. The Company will pay $300,000 in dividends related to these shares in the next twelve months. The Preferred Stock may be converted into the Company’s common stock upon the shareholder’s request subject to Rule 144(d) six month hold restriction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ChineseInvestors.COM, Inc.

Date: January 25, 2017	By:	/s/ Wei Wang
Name: Wei Wang Title: Chief Executive Officer